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                                                                    Exhibit 23.1



                       CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, dated April 4, 2003) and related Prospectus of The Chubb Corporation for the registration of $2,500,000,000 of debt securities, junior subordinated debentures, common stock, preferred stock, depositary shares, warrants, stock purchase contracts and stock purchase units, preferred securities and guarantees and to the incorporation by reference therein of our report dated February 28, 2003, with respect to the consolidated financial statements and schedules of The Chubb Corporation included in its Annual
Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



ERNST & YOUNG LLP

/s/: Ernst & Young LLP
-----------------------

New York, New York
April 3, 2003